EXHIBIT NO. 21

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Incorporation
Colony Bank of Fitzgerald	Georgia

Colony Bank Ashburn	Georgia

Colony Bank of Dodge County	Georgia

Colony Bank Worth	Georgia

Colony Bank Wilcox	Georgia

Colony Bank Southeast	Georgia

Colony Management Services, Inc.	Georgia

Colony Bank Quitman	Georgia

Colony Bankcorp Statutory Trust I	Connecticut

Colony Bankcorp Statutory Trust II	Connecticut

Colony Bankcorp Statutory Trust III	Delaware

Colony Bankcorp Capital Trust I	Delaware